Great Western Bancorp, Inc. Declares Quarterly Cash Dividend

Sioux Falls, SD - October 28, 2020 - The Board of Directors of Great Western Bancorp, Inc. (NYSE: GWB) today announced that it has declared a quarterly cash dividend to its stockholders.

A quarterly cash dividend of $0.01 per common share will be paid on November 27, 2020, to all stockholders of record as of the close of business on November 12, 2020. Future dividends will be subject to Board approval.

About Great Western Bancorp, Inc.

Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service regional bank focused on relationship-based business and agribusiness banking. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. The bank services its customers through more than 170 branches in nine states: Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota and South Dakota. To learn more about Great Western Bank visit www.greatwesternbank.com.

Forward-Looking Statements

The materials posted may contain forward-looking statements, including guidance, involving significant risks and uncertainties, which will be identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "should," "is likely," "will," "going forward" and other expressions that indicate future events and trends and may be followed by or reference cautionary statements. A number of factors could cause actual results to differ materially from those in the forward-looking information. These factors are outlined in our most recent earnings press release and in more detail in our most current 10-Q and 10-K filings. Great Western Bancorp, Inc. disclaims any obligation to update any of the forward-looking statements that are made from time to time to reflect future events or developments or changes in expectations.

GREAT WESTERN BANCORP, INC.
Media Contact:
Lexie Feterl, 605.978.5829
alexis.feterl@greatwesternbank.com
Investor Relations Contact:
Seth Artz, 605.988.9523
seth.artz@greatwesternbank.com